Exhibit 10.65

MASTER ASSET MANAGEMENT AGREEMENT

among

Comstock Development Services, LC

and

CDS Asset Management, LC

Effective as of

January 2, 2018

This MASTER ASSET MANAGEMENT AGREEMENT (“Agreement”) is entered into on this 30th day of March 2018 (the “Execution Date”) and made effective as of the 2nd day of January 2018 (the “Effective Date”), among Comstock Development Services, LC, a Virginia limited liability company (“CDS”) and CDS Asset Management, L.C., a Virginia limited liability company (the “Manager”).

W I T N E S S E T H:

WHEREAS, the Manager is a subsidiary of Comstock Holding Companies, Inc., a Delaware corporation (“CHCI”), and has experience in acquiring, entitling, designing, developing, constructing and managing real estate assets; and

WHEREAS, CDS and certain affiliated entities control a mixed-use real estate portfolio and development pipeline, and CDS desires to engage the Manager to provide development and asset management services necessary to build out, stabilize and manage its portfolio;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.    Definitions.

(a)    The following terms shall have the respective meanings set forth below in this Section 1(a):

“Acquisition and Development Expenses” means any and all expenses, exclusive of loan origination fees, incurred by CDS or the Manager or any of their respective Affiliates in connection with the selection, evaluation, acquisition, origination, entitlement, development, and construction of any Real Estate Asset or making of any Investment, whether or not acquired or funded, including legal fees and expenses, travel and communications expenses, property inspection expenses, third party brokerage or finder’s fees, costs of appraisals, nonrefundable deposits or option payments on property not acquired, accounting fees and expenses, title insurance premiums and expenses, survey expenses, closing costs and the costs of performing due diligence.

“Affiliate” means, with respect to a specified Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such specified Person, (ii) any general partner or manager of such specified Person, or (iii) any Person for which such specified Person acts as a general partner or manager. For purposes of this definition, the terms “controlled”, “controlled by”, or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or membership interests, pursuant to an operating agreement, contract or credit arrangement, as trustee or executor, or otherwise. The Manager and CDS shall not be deemed to be Affiliates of each other for the purposes of this Agreement.

“Agreement” has the meaning set forth in the Recitals.

“Annual Business Plan and Budget” means the detailed business objectives of the CDS Entities with regard to their Real Estate Assets, including pro forma and actual development and construction cost estimates, schedule estimates, stabilization plans, operating budgets as well as information regarding conditional objectives, such as changes to land use entitlements or zoning and development objectives, as such objectives are established by CDS from time to time.

“Annual Fee” means the amount of One Million and No/100ths Dollars $1,000,000.

“Bankruptcy Event” means, with respect to any Person, (i) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other U.S. federal or state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (ii) the making by such Person of any assignment for the benefit of its creditors, (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other U.S. federal or state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60-day period, or (iv) the entry against such Person of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

“Base Costs” means the costs of the Staffing Requirements as agreed to by the Manager and CDS on no less than an annual basis which, for the initial purposes hereof, shall be the lesser of (i) all estimated employment expenses related to personnel employed by the Manager for Real Estate Assets in accordance with the Annual Business Plan and Budget, including salaries, wages, payroll taxes and the costs of employee benefit plans, or (ii) the actual employment expenses related to personnel employed by the Manager that are dedicated to providing services to CDS Entities hereunder; provided, that, Base Costs shall not include (i) the personnel or other expenses of CHCI’s homebuilding division or any of its Affiliates (other than Manager) (ii) the personnel or other expenses of CHCI’s services division or any of its Affiliates (other than Manager) including CDS Capital Management, L.C., or (iii) any interest, dividend or principal obligations of CHCI and its Affiliates as of the Effective Date, unless expressly set forth in the Annual Business Plan and Budget approved by the Manager and CDS..

“Board” means the board of directors of CHCI, and shall be deemed to include any duly appointed and constituted committee of the Board with respect to each and every act that under the Governing Instruments or applicable law may be taken with the approval of a duly appointed and constituted committee of the Board, and references herein to the Board shall be deemed to include references to each such committee.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

“CDS Entity” means CDS and each Affiliate of CDS holding Real Estate Assets which are the subject of a Subsidiary Agreement.

“CDS Indemnified Party” has the meaning set forth in Section 9(b).

“Change of Control” means a change in the direct or indirect (i) beneficial ownership of more than 50% of the combined voting power of the Manager’s or CHCI’s then outstanding equity interests, or (ii) power to direct or cause the direction of the management and policies of the Manager or CHCI, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or otherwise.

“Claim” has the meaning set forth in Section 9(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Common Stock” means the Common Stock, par value $0.01 per share, of CHCI.

“Confidential Information” has the meaning set forth in Section 6(a).

“Cost Plus Fee” has the meaning set forth in Section 7(b).

“Effective Date” has the meaning set forth at the head of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fees Accrued Upon Termination” means the amounts payable to the Manager or its assignees equal to the aggregate of all earned but unpaid compensation due under Section 7 and all expenses due under Section 8 as of the Termination Date.

“Financing Transaction” means any transaction with respect to an Investment in which one or more CDS Entities incurs or assumes any mortgage or other indebtedness, including any line of credit, transaction involving the creation of any commercial mortgage-backed security or mezzanine financing.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and by-laws in the case of a corporation, the articles of organization, certificate of formation and operating or limited liability company agreement in the case of a limited liability company, the declaration of trust or other comparable trust instrument in the case of a trust, or similar governing documents in the case of another type of entity, in each case, as the same may be amended from time to time.

“Indemnified Party” has the meaning set forth in Section 9(b).

“Independent Director” means a member of the Board who is “independent” in accordance with the CHCI’s Governing Instruments and the rules of NASDAQ.

“Investment” means any investment by any CDS Entity, directly or indirectly, in Real Estate Assets or any other asset.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Transaction” means any purchase, acquisition, exchange, sale or disposition, merger or interest exchange that results in the acquisition or disposition of, or other transaction involving, an Investment.

“Joint Venture” means the joint venture or partnership or other similar arrangement (other than between or among any CDS Entities) in which a CDS Entity is a co-venturer, member, partner or other equity holder, which is established to own Investments.

“Leases” has the meaning set forth in Section 14(b)(ii).

“Losses” has the meaning set forth in Section 9(a).

“Manager” has the meaning set forth at the head of this Agreement and shall include any permitted successor in interest thereto.

“Manager Indemnified Party” has the meaning set forth in Section 9(a).

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 6(a).

“Name Rights” means intellectual property rights and assets relating to the name of CDS, any CDS Entity or any of their Affiliates, and to any other marks owned or licensed by any of them, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (i) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or governmental authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (iii) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (iv) all rights to any actions of any nature available or being pursued by CDS, any Affiliate or their agent, to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Notice” has the meaning set forth in Section 16(a).

“NASDAQ” means the National Association of Securities Dealers Automated Quotations exchange, or any other U.S. national securities exchange upon which CHCI’s Common Stock shall be listed for trading.

“Person” or “person” means any natural person, corporation, partnership, association, limited liability company, estate, trust or joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof, or any other legal entity.

“Public Company Costs” means all costs of maintaining a listing on a securities exchange, including the cash compensation and expenses of the directors and the cost of liability insurance to indemnify the Manager and its officers and the directors; corporate franchise taxes; mandatory legal, tax and accounting expenses directly attributable to being publicly traded; all costs of preparing and filing required reports with the SEC; the costs payable by CHCI to any transfer agent and registrar in connection with the listing and/or trading of CHCI securities on any exchange; the fees payable by the CHCI to any such exchange in connection with its listing; costs of preparing, printing and mailing annual reports to its stockholders and proxy materials with respect to any meeting of stockholders of CHCI; and salary, benefits and other direct cash compensation and expenses of corporate executives of CHCI.

“Real Estate Assets” means all Real Property and all lender, participant or similar interests in all Real Estate Related Loans (as applicable), in which any CDS Entity holds an interest, whether directly, through one or more subsidiaries or Affiliates, through a Joint Venture, or otherwise.

“Real Estate Related Loans” means all types of real estate related debt obligations, including mezzanine loans, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests and participations in such loans.

“Real Property” means fee and leasehold interests (and options) in real property, including (i) land only, (ii) land and the buildings located thereon, (iii) buildings only, and (iv) any other asset designated as Real Property by CDS.

“Regulation FD” means Regulation FD as promulgated by the SEC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Staffing Requirements” means all personnel reasonably required to deliver services in accordance with this Agreement to the CDS Entities and the Real Estate Assets as set forth in the Annual Business Plan and Budget, whether related to each individual Real Estate Asset or on a collective basis.

“Subsidiary Agreement” means any written or oral agreement pursuant to which CDS provides or causes to be provided certain services, procured hereunder, to a CDS Entity with respect to Real Estate Assets.

“Term” has the meaning set forth in Section 12(a).

“Termination Date” means the effective date of termination of the Agreement whether established pursuant to a Termination without Cause Notice, a Termination for Cause Notice, or any other provision hereof.

“Termination for Cause” has the meaning set forth in Section 13(a).

“Termination for Cause Notice” has the meaning set forth in Section 13(a).

“Termination without Cause” has the meaning set forth in Section 12(b).

“Termination without Cause Notice” has the meaning set forth in Section 12(b).

“Termination Notice” means a Termination without Cause Notice, a Termination for Cause Notice or any other notice of termination of this Agreement.

(b)    As used herein, accounting terms relating to any CDS Entity not defined in Section 1(a), and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)    As used herein, “calendar quarters” shall mean the periods from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.

(d)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(e)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f)    The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(g)    A reference to any gender shall be deemed to be a reference to all genders.

Section 2    Appointment and Duties of the Manager.

(a)    CDS hereby appoints the Manager to manage and administer the Investments and the day-to-day operations of the CDS Entities, subject at all times to the terms and conditions set forth in this Agreement. The Manager will use commercially reasonable efforts to provide the services contemplated hereunder and otherwise to perform each of its duties set forth herein, provided that funds are made or caused to be made available by CDS as set forth in Section 8. CDS shall not appoint any other Person except the Manager to perform the duties and carry out the responsibilities of the Manager described herein, except as may otherwise be permitted by this Agreement.

(b)    The Manager, in performance of its duties hereunder, at all times will act in a manner that is consistent with the provisions of the Governing Instruments of each CDS Entity, and will use commercially reasonable efforts to perform its duties hereunder, including to present to CDS potential investment opportunities and to manage CDS’s business affairs in conformity with the investment parameters and other policies that are established by CDS. The Manager hereby acknowledges and agrees that any proposed changes to CDS’s investment strategy shall require the prior written approval of CDS. CDS shall notify the Manager promptly of any amended, restated or supplemented investment strategies from time to time.

(c)    The Manager will be responsible for the day-to-day operations of the CDS Entities and will perform (or cause to be performed) such services and activities relating to their respective Investments and Real Estate Assets, as may be appropriate, which may include:

(i)    (A) proposing modifications to the investment strategy of CDS, (B) periodically reviewing the CDS Investment portfolio for compliance with its investment strategy and reporting its findings to CDS, (C) periodically reviewing and reporting to CDS regarding the diversification of the CDS Investment portfolio and the financing strategies, and (D) conducting or overseeing the provision of the services and activities set forth in this Agreement;

(ii)    investigating, analyzing, selecting, conducting due diligence with respect to, negotiating the terms and conditions of (including negotiating the forms of definitive agreements), arranging financing for and recommending to CDS, possible Investment Transactions consistent with CDS’s investment strategy;

(iii)    with respect to prospective Investment Transactions and Financing Transactions, conducting negotiations (including negotiation of definitive agreements) with sellers, purchasers, prospective Joint Venture or merger candidates, lenders and other financing sources and their respective agents and representatives, and, if applicable, closing the Investment Transactions and Financing Transactions as may be approved by CDS;

(iv)    effecting any private placement of interests in Investments, as may be approved by CDS;

(v)    delivering to or maintaining on behalf of CDS copies of all appraisals or marketing reports obtained in connection with the Real Estate Assets as may be desired or required by CDS;

(vi)    negotiating, within the discretionary limits and authority granted by CDS in this Agreement, repurchase agreements, agreements relating to borrowings under programs established by the U.S. Government and other agreements and instruments required to conduct the business of the CDS Entities;

(vii)    engaging and supervising Affiliates of the Manager and independent contractors approved by CDS that provide investment banking, securities brokerage, equity capital, mortgage brokerage, real estate brokerage services, other financial services, due diligence services, underwriting review services, legal and accounting services, professional services, including engineering and architectural services, and all other services (including transfer agent and registrar services) as may be required relating to the Real Estate Assets, CDS Entities’ operations, Investments, Investment Transactions or Financing Transactions;

(viii)    reserved;

(ix)    as directed by CDS, coordinating and managing operations of any Joint Venture or co-investment interests held by the CDS Entities and conducting all matters with the Joint Venture or co-investment partners;

(x)    providing executive, management, and administrative personnel, office space and office services required in rendering services hereunder;

(xi)    negotiating leases and service contracts in connection with the Investments and administering the day-to-day operations and performing and supervising the performance of such other administrative functions, including the collection of revenues and the payment of debts and obligations, and maintenance of appropriate computer services to perform such functions;

(xii)    as directed by CDS, communicating with the holders of any equity or debt of CDS as required to satisfy the reporting and other requirements of any governmental body or agency or trading market and to maintain effective relations with such holders;

(xiii)    evaluating and recommending hedging strategies and, as directed by CDS, engaging in hedging activities within the discretionary limits and authority specifically granted by CDS within its investment strategy;

(xiv)    providing counsel regarding potential qualification as a REIT and, if implemented, thereafter monitoring compliance with the various REIT qualification tests and related rules set out in the Code and Treasury Regulations, and using commercially reasonable efforts to cause the applicable CDS Entities to continue to qualify for taxation as a REIT;

(xv)    providing counsel regarding exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause the applicable CDS Entities to maintain such exemption;

(xvi)    furnishing reports and statistical and economic research regarding Investments and potential Investments, as well as disclosing any potential conflicts of interest involving the Manager or any of its Affiliates not already disclosed in public filings made pursuant to SEC regulations;

(xvii)    monitoring the performance of the Investments and providing periodic reports with respect thereto, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xviii)     providing advice with respect to equity and debt capitalization and financing strategies related to the Investments;

(xix)    assisting the CDS Entities to retain qualified accountants and legal counsel, as applicable, to advise in developing appropriate accounting procedures and systems, internal controls and other compliance procedures, to provide sound tax and legal advice and to conduct annual compliance reviews with respect thereto;

(xx)    assisting the CDS Entities in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxi)    assisting the CDS Entities in complying with all laws and regulatory requirements applicable to their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and maintaining reports and documents to the extent required by applicable law;

(xxii)    assisting the CDS Entities in taking all necessary action to make required tax filings and reports in accordance with the Code;

(xxiii)    handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which a CDS Entity may be involved, or to which any CDS Entity or Real Estate Asset or other interest may be subject, arising out of the CDS Entity’s day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by CDS;

(xxiv)    using commercially reasonable efforts to cause expenses incurred on behalf of any CDS Entity to be commercially reasonable or usual and customary and within any budgeted parameters or expense guidelines proposed by the Manager and approved by CDS from time to time;

(xxv)    advising on the appropriateness of leverage ratios, cash positions and long-term capital reserves;

(xxvi)    providing portfolio management services;

(xxvii)    arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote CDS Entities’ businesses;

(xxviii)    performing such other services as may be required from time to time for management and other activities relating to CDS assets and business as reasonably requested by CDS or as the Manager shall deem appropriate under the particular circumstances; and

(xxix)    providing or causing to be provided all due diligence, design, development, construction management, property management, asset management, analytical, accounting, financial, and other services necessary for the development and operation of the Real Estate Assets.

(d)    The Manager may retain, for and on behalf of CDS, such Persons as the Manager deems necessary or advisable for the provision of services referred to in Section 8 in connection with the management and operations of CDS.

(e)    The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the investment strategy of CDS, (ii) would adversely and materially affect the qualification of a CDS Entity as an entity excluded from investment company status under the Investment Company Act, or (iii) would conflict with or violate (A) any law, rule or regulation of any governmental body or agency having jurisdiction over any CDS Entity, or (B) any applicable Governing Instruments. The Manager may proceed with taking an action described above if expressly instructed to do so by CDS. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to any CDS Entity, any Joint Venture, or the members or other holders of equity interests in any CDS Entity, for any act or omission by the Manager or any of its Affiliates, except as provided in Section 9. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including accountants, legal counsel and other professional service providers).

(f)    Without limiting any other reporting requirement, Manager shall notify CDS of all contemplated Investment Transactions not less than 30 days prior to the anticipated date of completion of the transaction. The Manager shall seek and obtain CDS prior approval of any Investment Transaction, regardless of whether it meets the investment strategy of CDS. In all transactions requiring approval by CDS, the Manager will deliver to CDS all documents and other information reasonably required to evaluate properly the proposed transaction.

(g)    CDS will take or cause all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including all steps reasonably necessary to allow the Manager and its Affiliates to make any filing required to be made under the Securities Act, Exchange Act, NASDAQ regulations, the Code or other applicable law, rule or regulation in a timely manner. CDS will use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its legal obligations hereunder.

(h)    As frequently as the Manager may deem necessary or advisable, or at the direction of CDS, the Manager shall prepare (or cause to be prepared) reports and other information relating to any proposed Investment.

(i)    The Manager shall prepare (or cause to be prepared) all reports, financial or otherwise, reasonably required by CDS in order for the CDS Entities to comply with their respective Governing Instruments or as otherwise reasonably requested by CDS, including an annual audit or review of any CDS Entity consolidated financial statements by a nationally recognized independent accounting firm.

(j)    The Manager shall prepare (or cause to be prepared) regular reports for CDS to enable it to review CDS Entity acquisitions, Investment portfolio composition and characteristics, credit quality, performance and compliance with the investment strategy and policies approved by it from time to time.

(k)    Officers, employees and agents of the Manager and its Affiliates may serve as directors, officers, agents, nominees or signatories for any CDS Entity, but only to the extent permitted by their respective Governing Instruments, or by any resolutions duly adopted by the CDS Entity.    When executing documents or otherwise acting in such capacities for any CDS Entity, such Persons shall indicate they are executing or acting on behalf of such CDS Entity. Without limiting the foregoing, while this Agreement is in effect, the Manager will establish an executive management team and such other positions, along with appropriate support personnel, to provide the management services to be provided by the Manager to the CDS Entities hereunder, who shall devote such of their time to the management of the Investments and consideration of the investment strategy and policies and day-to-day operations of the CDS Entities, as may be necessary and appropriate, commensurate with the level of activity of CDS from time to time.

(l)    The Manager, if directed by CDS and at CDS’s expense, shall obtain and maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage in respect to its obligations and activities under, or pursuant to, this Agreement, naming the CDS Entities as additional insureds.

(m)    The Manager shall provide such internal audit, compliance and control services as may be required for the Manager and its Affiliates to comply with applicable law (including the Securities Act and Exchange Act), regulations (including SEC regulations) and the rules and requirements of NASDAQ and as otherwise reasonably requested by CDS from time to time.

(n)    If required by applicable statute in the performance of this Agreement, the Manager shall maintain any required registration of the Manager or any Affiliate with the SEC under the Investment Advisers Act of 1940, as amended, or with any state securities authority in any state in which the Manager or its Affiliate is required to be registered as an investment advisor under applicable state securities laws. The Manager does not currently expect such a registration is required.

Section 3    Affiliates and Contractual Relationship.

The Manager and the CDS Entities conduct their business in and through a number of business units and Affiliates. The Manager and CDS shall use commercially reasonable efforts to require the Persons and Affiliates who are affected by this Agreement to enter into such additional contractual arrangements, including Subsidiary Agreements (which Manager shall join in from time to time upon CDS’s written request), as may be reasonably necessary to provide the services contemplated hereunder, and to document appropriately the fees charged therefor. The Manager and CDS shall provide each other with such further assurances as may be reasonably required by each other and third parties from time to time.

Section 4    Additional Activities of the Manager.

(a)    Subject to Section 4(c), nothing in this Agreement shall prevent the Manager, any of its Affiliates or any of their respective officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person, regardless of whether the investment objectives or policies of any such other Person are similar to those of CDS; provided, however, that the Manager shall devote sufficient resources to discharge its obligations under this Agreement.

(b)    While information and recommendations supplied to CDS shall, in the Manager’s good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of CDS, they may be different from the information and recommendations supplied by the Manager or any Affiliate of the Manager to others. CDS shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but CDS recognizes that CDS is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others.

(c)    The Manager shall report to CDS and to the Board any condition or circumstance, existing or anticipated, of which it has knowledge, which creates or could create a conflict of interest between the Manager’s obligations to CDS and its obligations to or its interest in any other Person, including its Affiliates. If the Manager or any of its Affiliates sponsored any other investment program with similar investment objectives to CDS that has investment funds available at the same time as CDS or engages in any activity that could be considered in potential competition with CDS, the Manager shall inform the Board of the method to be applied by the Manager in allocating investment opportunities among CDS and competing investment entities and shall provide regular updates to the Board of the investment opportunities provided by the Manager to competing programs in order for the Board (including the Independent Directors) to evaluate that the Manager is allocating such opportunities in accordance with such method. All such evaluation will be conducted in accordance with CHCI’s existing Corporate Opportunity, Code of Conduct policies and applicable laws and regulations governing related party transactions, as may be amended from time to time. Any executive officer of the Manager or any Affiliate holding an interest in CDS shall adhere to process set forth in this Section 4(c).

Section 5    Bank Accounts.

The Manager, at the direction of CDS, may establish and maintain one or more separate bank accounts in the name of one or more CDS Entities, and may collect and deposit funds into and disburse funds from any such account or accounts, under such policies, terms and conditions as CDS may establish, provided that no funds shall be commingled with the funds of the Manager or its Affiliates. The Manager shall from time to time render appropriate accountings of such collections and payments to CDS and, upon request, shall provide information regarding such account to CDS’s auditors.

Section 6    Records; Confidentiality.

(a)    The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of CDS at any time during normal business hours. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Confidential Information”) and shall not use Confidential Information except in furtherance of its duties under this Agreement, nor disclose Confidential Information, in whole or in part, to any Person other than (i) to Manager’s Affiliates and the officers, directors, employees, agents, representatives or advisors of the Manager or its Affiliates who need to know such Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and other consultants in the ordinary course of business undertaken on behalf of a CDS Entity (clauses (i) and (ii) above, collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Manager or its Affiliates, or filings with the NASDAQ or other applicable securities market, (iv) in presentations or other disclosures to CDS investors (subject to compliance with Regulation FD), (v) to governmental officials having jurisdiction over CDS Entities, (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vii) with the written consent of CDS. The Manager will inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Confidential Information and to obtain agreement from such Persons to treat such Confidential Information in accordance with the terms hereof.

(b)    Nothing herein shall prevent any Manager Permitted Disclosure Party from disclosing Confidential Information (i) upon the order of any court or administrative agency having jurisdiction, (ii) upon the request or demand of, or pursuant to any law or regulation to, any regulatory agency or authority having jurisdiction, or (iii) to the extent reasonably required, to its legal counsel or independent auditors; provided, however, that with respect to clauses (i) and (ii) above, it is agreed that, so long as not legally prohibited, the Manager will provide CDS with prompt written notice of such order, request or demand so that CDS may seek, at its sole expense, an appropriate protective order and/or waive any Manager Permitted Disclosure Party’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Confidential Information, the Manager Permitted Disclosure Party may disclose only that portion of such information that is legally required without liability hereunder; provided further, however, that the Manager Permitted Disclosure Party agrees to exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

(c)    Notwithstanding anything herein to the contrary, the following types of Confidential Information shall be deemed to be excluded from provisions hereof: (i) any Confidential Information that is available to the public from a source other than the Manager or its Affiliates; (ii) any Confidential Information that is released in writing by any of the CDS Entities to the public (except to the extent exempt under, and in compliance with, Regulation FD) or to persons who are not under similar obligation of confidentiality to any of the CDS Entities; and (iii) any Confidential Information that is obtained by the Manager from a third party which, to the Manager’s knowledge, does not constitute a breach by such third party of an obligation of confidence with respect to the Confidential Information disclosed.

(d)    The provisions of this Section 6 shall survive the expiration or earlier termination of this Agreement for a period of two years thereafter, provided that the Manager will maintain trade secrets of CDS identified in writing as trade secrets, and which in fact constitute trade secrets, for a period of five years, unless a court of competent jurisdiction determines in a final non-appealable ruling that a lesser period should apply.

Section 7    Compensation.

(a)    Deposit. Manager acknowledges receipt, prior to the Execution Date, of Five Hundred Fifteen Thousand Dollars ($515,000) from CDS. Upon full execution and delivery of the Agreement, CDS shall deliver to the Manager an additional One Million Nine Hundred Eighty Five Thousand Dollars ($1,985,000). These two payments constitute a total cash deposit in the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Deposit”) as an advance against the fees to be charged for services to be provided pursuant to this Agreement. The Deposit shall be applied against the Cost Plus Fee due on a pro rata basis over four quarters commencing with the last quarter of 2018 if not returned at an earlier date by Manager.

(b)    Cost Plus Fee Structure.

(i)    During the initial Term of this Agreement, the Manager shall be entitled to receive, per annum and prorated for partial years, an asset management fee in an aggregate amount equal to the sum of (A) its Base Costs, plus (B) the Public Company Costs, to the extent the same are not allocated to other subsidiaries or operating divisions of CHCI, plus (C), the Annual Fee (such aggregate amount, the “Cost Plus Fee”). Commencing with the Effective Date, CDS shall remit to the Manager the Cost Plus Fee, which shall be payable in quarterly installments, in advance. A true-up of Base Costs shall be conducted on an annual basis to adjust for and reconcile variances between the Annual Business Plan and Budget and actual employment expenses, amounts paid directly by CDS and to adjust for actual Public Company Costs.

(ii)    The Manager shall provide CDS with its annual Staffing Plan no later than thirty (30) days prior to the end of each calendar year to establish the Base Costs for the subsequent calendar year.

(iii)    CDS acknowledges that Manager’s Affiliate provides loan origination services, which shall be provided solely pursuant to a separate agreement to be negotiated and executed by a CDS Entity and Manager’s Affiliate. The Cost Plus Fee shall be exclusive of any loan origination fee that may be payable thereunder.

(c)    Modifications to Fee Structure. The Manager and CDS acknowledge and agree that market rate fee structures may vary from time to time based on a variety of factors, including the types of assets under management, the valuation of assets under management, the institutional investors or venture partners associated with such assets, the incentive or carried interest fees associated with certain assets and the number of assets under management. The Manager and CDS acknowledge that the desire for modifications to the Agreement may arise prior to the expiration of the Term and, in such a circumstance, the parties agree to negotiate in good faith regarding whether it is of mutual benefit to modify the Cost Plus Fee structure in favor of a negotiated, market-rate or alternative fee structure.

Section 8    Expenses of the Manager and CDS.

(a)    The Manager shall be responsible for payment of all expenses related to personnel of the Manager and its Affiliates who provide services to CDS Entities pursuant to this Agreement, including salaries, bonus and other wages, payroll taxes, the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. For the avoidance of doubt, the costs of any equity incentive plan of CHCI in which any person referred to above participates shall be payable by Manager under this Section 8(a).

(b)    CDS shall pay (or cause to be paid) all the costs and expenses of each CDS Entity and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates reasonably incurred on behalf of any CDS Entity in accordance with this Agreement, excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 8(a). Without limiting the generality of the foregoing, the following costs and expenses of the CDS Entities shall be paid (or caused to be paid) by CDS and shall not be paid by the Manager or Affiliates of the Manager:

(i)    Acquisition and Development Expenses incurred in connection with Investments and the Real Estate Assets;

(ii)    Reserved.

(iii)    expenses in connection with any Financing Transaction and other costs incident to the acquisition, disposition and financing of the Investments;

(iv)    costs of legal, tax, accounting, consulting, auditing and other similar services rendered to CDS by providers retained by the Manager, or, if provided by the Manager’s personnel, in amounts (or rates, as applicable) approved in advance by CDS which shall be no greater than those which would be payable to reasonably comparable outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

(v)     Reserved.

(vi)    expenses connected with communications to owners or investors of any CDS Entity and other bookkeeping and clerical work necessary in maintaining relations with such owners or investors and in complying with the continuous reporting and other requirements of governmental bodies or agencies;

(vii)    costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the CDS Entities;

(viii)    travel and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, operation, sale or other disposition of an Investment or in connection with any Financing Transaction, except as may otherwise be agreed to by the Manager and CDS, or their Affiliates, in separate written agreements;

(ix)    costs and expenses incurred with respect to market information systems and publications, research publications and materials obtained for CDS Entities;

(x)    the costs of maintaining compliance by CDS Entities with all federal, state and local rules and regulations or any other regulatory agency;

(xi)    all taxes, and license fees due from CDS Entities;

(xii)    all insurance costs incurred in connection with the operation of CDS Entities’ business except for the costs attributable to the professional errors and omissions liability insurance that the Manager elects to carry for itself and its personnel;

(xiii)    costs and expenses incurred in contracting with third-parties related to Investments and the Real Estate Assets;

(xiv)    all other costs and expenses relating to CDS Entities’ business and investment operations, including the costs and expenses of owning, protecting, maintaining, developing and disposing of Investments, including appraisal, reporting, audit and legal fees;

(xv)    expenses relating to any offices or facilities, including equipment leases, disaster backup recovery sites and facilities, maintained for CDS Entities or Investments;

(xvi)    any judgment, award or amount paid in settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against any CDS Entity, or against any trustee, director, partner, member or officer of such CDS Entity in his capacity as such for which such CDS Entity is required to indemnify such trustee, director, partner, member or officer pursuant to the applicable Governing Instruments or any agreement or other instrument, or by any court or governmental agency; and

(xvii)    all other expenses actually incurred by the Manager for or on behalf of a CDS Entity (except as otherwise specified herein) which are reasonably necessary or advisable for the performance by the Manager of its duties and functions under this Agreement.

(c)    Costs and expenses incurred by the Manager on behalf of CDS shall be reimbursed monthly to the Manager or as may be otherwise agreed to by the parties from time to time. The Manager shall prepare and deliver to CDS a written statement in reasonable detail documenting the costs and expenses incurred by the Manager on behalf of CDS during each month, together with such supporting documentation reasonably requested by CDS, within 30 days after the end of each month. CDS shall pay all amounts payable to the Manager pursuant to this Section 8(c) within thirty (30) days after the receipt of the written statement without demand, deduction, offset or delay. Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year and in connection with the findings of any audit or review that CDS may require. The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.

Section 9    Limits of the Manager’s Responsibility; Indemnification.

(a)    The Manager, its Affiliates and their respective directors, officers, employees, partners, members, stockholders, other equity holders agents and representatives (each, a “Manager Indemnified Party”), will not be liable to any CDS Entity or any of the stockholders, partners, members or other holders of equity interests of any CDS Entity for any acts or omissions by any Manager Indemnified Party performed in accordance with and pursuant to this Agreement, except by reason of any act or omission constituting bad faith, willful misconduct or gross negligence on the part of such Manager Indemnified Party. CDS shall, to the fullest lawful extent, reimburse, indemnify and hold harmless each Manager Indemnified Party, of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and costs of investigation) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and not constituting bad faith, willful misconduct or gross negligence on the part of such Manager Indemnified Party. In addition, CDS shall advance funds to a Manager Indemnified Party for legal fees and other costs and expenses incurred as a result of any claim, suit, action or proceeding for which indemnification is being sought, provided that such Manager Indemnified Party undertakes to repay the advanced funds to CDS, together with the applicable legal rate of interest thereon, in cases in which such Manager Indemnified Party is found pursuant to a final and non-appealable order or judgment not to be entitled to indemnification.

(b)    The Manager shall, to the fullest lawful extent, reimburse, indemnify and hold harmless each CDS Entity, and their respective directors, officers, employees, partners, members, stockholders, other equity holders agents and representatives (each, a “CDS Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions constituting bad faith, willful misconduct or gross negligence on the part of a Manager Indemnified Party, or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager. Except as otherwise expressly provided herein, the Manager assumes no responsibility under this Agreement other than to render in good faith the services to be provided by the Manager hereunder. A Manager Indemnified Party and a CDS Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party.”

(c)    In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 9; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights except to the extent that the indemnifying party is actually prejudiced thereby. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section, also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to assume such defense (or fails to give written notice to the Indemnified Party within ten days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (A) such settlement is without any Losses whatsoever to such Indemnified Party, (B) the settlement does not include or require any admission of liability or culpability by such Indemnified Party, (C) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim, and (D) such settlement does not provide for any equitable relief. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 9 to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 9.

(d)    The provisions of this Section 9 shall survive the expiration or earlier termination of this Agreement.

Section 10    No Joint Venture.

The parties to this Agreement are not partners or joint venturers with each other and nothing herein shall be construed to make them partners or joint venturers or impose any liability as such on either of them.

Section 11    Assignments.

(a)    Assignments by the Manager. This Agreement shall be terminable upon written notice without payment of the Fees Accrued Upon Termination in the event of its assignment, in whole or in part, by the Manager, unless such assignment has been consented to in writing by CDS. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to CDS for all acts or omissions of the assignee under any such assignment to the same extent had such delegation not occurred. In addition, the assignee shall execute and deliver to CDS a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may, upon written notice but without the approval of CDS, (A) assign this Agreement to an Affiliate of the Manager, and (B) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance to the same extent as had such delegation not occurred, in each case so long as assignment or delegation does not require CDS approval under the Investment Company Act (but if such approval is required, CDS shall not unreasonably withhold, condition or delay its consent). Nothing contained in this Agreement shall preclude any pledge, hypothecation, assignment or other transfer of any amounts payable to the Manager under this Agreement.

(b)    Assignments by CDS. This Agreement shall not be assigned by CDS without the prior written consent of the Manager (which shall not be unreasonably withheld conditioned or delayed), except in the case of assignment by CDS to an Affiliate or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to CDS, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as CDS is bound under this Agreement.

Section 12    Term; Renewal; Termination without Cause.

(a)    This Agreement shall become effective as of the Effective Date and shall continue in operation, unless terminated in accordance with the terms of this Agreement, until 11:59 p.m. (Washington DC time) on December 31, 2022 (the “Term”); and shall automatically be deemed renewed for additional one-year periods thereafter unless notice of non-renewal is provided as required herein.

(b)    Notwithstanding any other provision of this Agreement to the contrary, CDS may terminate this Agreement for convenience effective upon written notice to the Manager (the “Termination without Cause Notice”) which termination shall be effective at 11:59 p.m. (Washington D.C. time) on the day that is 180 days after the date of written notice (any such termination, a “Termination without Cause”). In the event of a Termination without Cause, CDS shall pay the Manager the Fees Accrued Upon Termination on or before the Termination Date. In addition, if a Termination without Cause shall result in a Termination Date occurring prior to January 1, 2020, then CDS shall also pay to Manager an additional termination fee in an amount equal to fifty percent (50%) of the Annual Fee. Notwithstanding the foregoing, CDS may terminate this Agreement for cause pursuant to Section 13(a) even after a delivery of a Termination without Cause Notice and, in such case, the only fees due to the Manager under this Agreement shall be those set forth in Section 13(a) of this Agreement.

(c)    Reserved.

(d)    Subject to Section 13(b), the Manager may unilaterally terminate this Agreement upon no less than 180 days’ prior written notice to CDS informing CDS of the Manager’s intention to discontinue performance of services pursuant to this Agreement, in which event, CDS shall pay the Fees Accrued Upon Termination through the Termination Date.

(e)    Except as set forth in this Section 12, a termination of this Agreement pursuant to this Section 12 shall be without any further liability or obligation of any party to the others under this Agreement, except those provisions which expressly survive, as provided in Sections 6, 8, 9, 15 and 16.

(f)    CDS may give its written notice of non-renewal of the Agreement no less than 180 days prior to the expiration of the Term or any annual extension thereof, whereupon this Agreement shall not thereafter be renewed and extended and this Agreement shall terminate effective as of the date last day of the Term or annual extension.

(g)    The Manager shall cooperate reasonably with CDS in executing an orderly transition of the management of the day-to-day operations of the CDS Entities and Real Estate Assets to a new manager.

Section 13    Termination for Cause; Termination by Manager.

(a)    Except for a Bankruptcy Event of the Manager or an Affiliate for which termination shall be deemed automatic as of the date of filing at the option of CDS, CDS may terminate this Agreement for cause (“Termination for Cause”) effective upon 30 days’ prior written notice to the Manager (a “Termination for Cause Notice”) upon the occurrence of:

(i)    a reasonably articulated written determination by CDS that there has occurred a breach by the Manager, its agents or its assignees of any material provision of this Agreement that had a material adverse effect on the business, operations or financial condition of any CDS Entity or any Real Estate Asset, and such breach continued for a period of 60 days after written notice thereof specifying such breach and requesting that the same be remedied in such 60-day period (or 90 days after written notice of such breach if the Manager took steps to cure such breach within 60 days of the written notice);

(ii)    the dissolution of the Manager;

(iii)    a Change of Control with respect to the Manager or CHCI; or

(iv)    (A) a reasonably articulated written determination by CDS that the Manager or an Affiliate has committed fraud, the Manager or an Affiliate has misappropriated funds or the Manager has otherwise acted, or failed to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under this Agreement, and (B) which act of fraud, misappropriation or other act or failure to act described in clause (A) of this Section 13(a)(iv) has had a material adverse effect on the business, operations or financial condition of any CDS Entity or any Real Estate Asset.

In the event of a Termination for Cause, CDS shall pay the Fees Accrued Upon Termination through the Termination Date.

(b)    The Manager may terminate this Agreement (or this Agreement shall terminate automatically, as applicable) if (i) CDS shall have assigned this Agreement without consent of the Manager other than as permitted by Section 11(b), (ii) the CDS Entities sell all of the Real Estate Assets to unrelated third-parties, or (iii) there is a reasonably articulated written determination by the Manager that CDS has defaulted in the performance or observance of any material term, condition or covenant contained in this Agreement and such default continued for a period of 60 days after written notice thereof to CDS from the Manager specifying such default and requesting that the same be remedied in such 60-day period (or 90 days after written notice of such breach if CDS took steps to cure such breach within 60 days of the written notice). Such termination will be effective (A) automatically at 11:59 p.m. (Washington D.C. Time) on the 30th day following the closing or occurrence of a transaction of the type referred to in clause (i) or (ii), above in this Section 13(b), or (B) upon 30 days’ prior written notice of termination to CDS from the Manager if the termination is made pursuant to clause (iii) above in this Section 13(b).

Prior to the closing or occurrence of any transaction of the type referred to in clause (i) or (ii) above in this Section 13(b), CDS shall give the Manager 30 days’ prior notice and shall provide adequate assurance to the Manager for the payment of the Fees Accrued Upon Termination (assuming a Termination Date at the end of the 30th day after the closing or occurrence thereof) concurrently with the closing or occurrence of any such transaction. In such event, payment of the Fees Accrued Upon Termination shall be made by CDS to the Manager at, and concurrently with, the closing or occurrence of a transaction of the type referred to in clause (i) or (ii) above in this Section 13(b). In the case of clause (iii) above in this Section 13(b), CDS shall be required to pay to the Manager the Fees Accrued Upon Termination upon the Termination Date.

Section 14    Action Upon Termination.

(a)     From and after the Termination Date, the Manager shall not be entitled to compensation for further services hereunder. Upon any termination, the Manager shall forthwith:

(i)    after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to each CDS Entity all money collected and held for the account of such CDS Entity pursuant to this Agreement;

(ii)    deliver to CDS a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to CDS with respect to the CDS Entities;

(iii)    deliver to CDS all property and documents of the CDS Entities then in the custody of the Manager; and

(iv)    cooperate with the CDS Entities to provide an orderly management transition.

(b)    Notwithstanding anything in this Agreement to the contrary:

(i)    On the Termination Date, the Manager shall repay or cause to be repaid to CDS, or its Affiliates, the then-outstanding principal balance and any accrued and unpaid interest or dividend thereon of any note, line of credit facility or preferred security made or issued by CHCI or its Affiliates and held by CDS or to its Affiliates.

(ii)    On the Termination Date, the Manager shall transfer to CDS or its designee, and CDS or such designee shall assume, all rights, obligations and liabilities of the Manager under any outstanding leases for office space or furniture, fixtures and equipment of which the Manager or an Affiliate may then be a party, whether as lessee, sublessor, obligor or guarantor, and that relate solely to the business of any CDS Entity (the “Leases”). From and after the time of such assumption, the Manager shall have no rights or privileges with respect to the Leases and shall immediately transfer possession of such office space and furniture, fixtures and equipment to CDS, with both the Manager and CDS specifically acknowledging and agreeing that there needs to be an orderly transfer of computer and similar electronic equipment that may then be leased in order not to damage or corrupt any electronic data of Manager or any CDS Entity; provided, that CDS shall indemnify and hold harmless the Manager to the fullest extent permitted by law for claims arising under or with respect to any Leases so transferred or attempted to be transferred to CDS under this Section 14(b)(ii).

(iii)    On the Termination Date, the Manager shall execute such documents as reasonably requested by CDS, verifying ownership of all Name Rights and assigning any license or use rights of Manager or its Affiliates to CDS or its designee; and

(iv)    Following delivery of a Termination Notice for any reason (x) CDS may contact the employees of Manager and its Affiliates who have provided services for the benefit of CDS for the purpose of seeking to hire such employees commencing immediately following the Termination Date, (y) the Manager will make such employees available to CDS for purposes of clause (x) of this paragraph during normal business hours so long as such access does not disrupt the ongoing business activities of the Manager, and (z) to the extent permitted by law, the Manager will provide CDS with the compensation and employment personnel records of such employees. Toward this end, CDS and the Manager acknowledge and agree that there is significant value to CDS to be allowed to contact such employees of CDS and its affiliates prior to the Termination Date in order to, inter alia, promote an orderly transition of management, know-how, systems and expertise related to CDS assets, business and operations. In no event, however, shall CDS interfere with the Manager’s obligations and responsibilities to perform its duties under this Agreement through the Termination Date.

Section 15.    Release of Monies or Custodial Property.

The Manager agrees that any money or other property of the CDS Entities (which, for the purposes of this Section 15, shall be deemed to include any and all of their respective Affiliates and subsidiaries, if any) held by the Manager shall be held by the Manager as custodian, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the CDS Entity. Upon the receipt by the Manager of a written request signed by a duly authorized officer of CDS requesting the Manager to release to CDS any money or other property then held by the Manager for the account of a CDS Entity under this Agreement, the Manager shall release such money or other property or within a reasonable period of time, but in no event later than 10 days following such request. Upon delivery of such money or other property to CDS, the Manager shall not be liable to the CDS Entity, or any of its members or owners for any acts or omissions by CDS in connection with the money or other property released to CDS in accordance with this Section 16. CDS shall indemnify the Manager Indemnified Parties against any and all Losses which arise in connection with the Manager’s proper release of such money or other property to CDS in accordance with the terms of this Section 15. Indemnification pursuant to this provision shall be in addition to any right of the Manager Indemnified Parties to indemnification under Section 9.

Section 16    Miscellaneous.

(a)    Notices. All notices, requests, communications and demands (each a “Notice”) to, with or upon any of the respective parties shall be in writing and sent by (i) personal delivery, (ii) reputable overnight courier, (iii) electronic transmission (provided that such Notice also is sent contemporaneously by another method provided for in this Section 16(a)), or (iv) registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 16(a)):

Manager:	CDS Asset Management, LC 1886 Metro Center Drive, 4th Floor Reston, Virginia 20190 Attn: Chief Financial Officer

with a copy to:	c/o Comstock Holding Companies, Inc. 1886 Metro Center Drive, 4th Floor Reston, Virginia 20190 Attn: General Counsel

CDS:	Comstock Development Services, LC 1886 Metro Center Drive, 4th Floor Reston, Virginia 20190 Attn: Christopher Clemente

with a copy to:	Comstock Development Services, LC 10029 Windy Hollow Road Great Falls, Virginia 22066 Attn: Christopher Clemente

with a copy to:	Comstock Development Services, LC 1886 Metro Center Drive, 4th Floor Reston, Virginia 20190 Attn: General Counsel

Any Notice sent as aforesaid shall be deemed given and effective upon actual receipt (or refusal of receipt).

(b)    Binding Nature of Agreement; Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Except as provided in this Agreement with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(c)    Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

(d)    Amendments. This Agreement, nor any terms hereof, may not be amended or supplemented except in an instrument in writing executed by the parties hereto.

(e)    FORUM. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF VIRGINIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO BINDING ARBITRATION AND SUCH PROCEEDINGS SHALL BE CONDUCTED BY THE MCCAMMON GROUP, LTD., OR SUCH SIMILAR BODY AS MAY BE AGREED TO BY THE PARTIES, ACCORDING TO ITS STANDARD ARBITRATION RULES GOVERNING AT THE TIME ONE OF THE PARTIES INITIATES A CLAIM.

(f)    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

(g)    Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of this Agreement, and all matters incident thereto. If any party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection therewith.

(h)    Further Assurances; Conflicts of Interest. Each party acknowledges the inherent nature of real and potential conflicts of interest in the negotiation and administration of agreements for related party transactions. The parties hereto shall provide such further assurances to the other as may be required from time to satisfy the legal requirements imposed on the Manager or its Affiliates by applicable law and their internal policies, as the same may be adopted or amended from time to time.

(i)    Section Headings; Plurals. The Section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof. All references to the singular shall include the plural, and all references to the plural shall include the singular.

(j)    Counterparts. This Agreement may be executed (including by electronic transmission) with counterpart signature pages or in any number of separate counterparts, and all of which taken together shall be deemed to constitute one and the same instrument.

(k)    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

CDS ASSET MANAGEMENT, LC A Virginia limited liability company

By:	COMSTOCK HOLDING COMPANIES, INC.
A Delaware Corporation, its Manager

By:	/s/ Christopher Conover
Name:	Christopher Conover
Title:	Chief Financial Officer

COMSTOCK DEVELOPMENT SERVICES, LC A Virginia limited liability company

By:	/s/ Christopher Clemente
Name:	Christopher Clemente
Title:	Manager

CHCI joins in this Agreement for the purpose of acknowledging its obligation, under Section 14(b)(i), upon the Termination Date, to repay or cause to be repaid to CDS, or its Affiliates, the then-outstanding principal balance and any accrued and unpaid interest or dividend thereon of any note, line of credit facility or preferred security made or issued by CHCI or its Affiliates and held by CDS or to its Affiliates.

COMSTOCK HOLDING COMPANIES, INC. A Delaware Corporation, its Manager

By:	/s/ Christopher Conover
Name:	Christopher Conover
Title:	Chief Financial Officer